Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Gerald T. Mulligan
President & CEO (978) 725-7555
LSB Corporation Announces Third Quarter and Year-to-Date 2008 Financial Results,
Quarterly Cash Dividend, Net Interest Income Up 9.6% Over Prior Year
NORTH ANDOVER, MA, — (MARKET WIRE) – October 24, 2008 – LSB Corporation (NASDAQ-LSBX) (the “Company”) today announced a third quarter 2008 net loss of $8.3 million, or $(1.85) per diluted share, as compared to net income of $1.0 million, or $0.22 per diluted share, for the third quarter of 2007. The net loss for the nine months ended September 30, 2008, totaled $6.4 million, or $(1.42) per diluted share, as compared to net income of $2.6 million, or $0.57 per diluted share for the year-to-date period ended September 30, 2007. The largest factor in both the quarter and the year-to-date results were the other-than-temporary impairment write-downs of investments in Fannie Mae and Freddie Mac preferred stock, the value of which was, as the Company previously announced, adversely affected by events surrounding the September 7, 2008 appointment of a conservator for Fannie Mae and Freddie Mac. This non-cash charge will reduce earnings by $9.4 million on a pre-tax basis, or $(2.10) per diluted share, for the quarter and year-to-date periods ending September 30, 2008. The Company will recognize in the fourth quarter of 2008 a tax benefit of $3.3 million, or $0.73 per diluted share, on the Fannie Mae and Freddie Mac impairment charges due to the October 3, 2008 enactment of the Emergency Economic Stabilization Act of 2008 which permits the Company to treat losses incurred on the Fannie Mae and Freddie Mac preferred stock as ordinary losses for federal income tax purposes. Giving effect to this tax benefit, the after-tax impact of the Fannie Mae and Freddie Mac impairment is $6.1 million, or $(1.37) per diluted share. Management believes that this one-time, non-cash impairment charge will not materially effect the Company’s future business operations.
Excluding the impairment and the related non-cash charge of the Fannie Mae and Freddie Mac preferred stock reflected in the GAAP results above, the Company would have recorded net income of $1.1 million, or $0.25 per diluted share, for the quarter ended September 30, 2008, and net income of $3.0 million, or $0.67 per diluted share, for the nine months ended September 30, 2008. These normalized third quarter 2008 results reflect a 20.1% improvement over the second quarter of 2008 and an improvement of 9.8% over the third quarter of 2007.
President and CEO Gerald T. Mulligan stated, “In my opinion, the hasty and ill considered U. S. Treasury conservatorship of Fannie Mae and Freddie Mac needlessly destroyed value and reduced capital in hundreds of well-run community banks that had been otherwise unaffected by and blameless for the problems confronting the national economy. The accounting industry’s stance postponing the specifically legislated tax benefit to a subsequent quarter compounds the illogic. Our loss, attributed to the action by the U. S. Treasury, masks an otherwise exciting continuation of earnings, deposit and loan growth over the quarter. From June 30, 2008 to September 30, 2008, retail deposits increased by $15.7 million and loans by $27.4 million. Operating earnings for the third quarter increased by 20.1% or $190,000 over the second quarter earnings. Especially noteworthy is the very low level of non-performing loans of $618,000, or less than 0.14% of total loans. The write-down of Fannie Mae and Freddie Mac preferred stock is a one-time event and poses no recurring threat to continuing operations. The low level of loan delinquency and the increase in local, community deposits portend favorably for earnings stability.”
The largest factors in the improvement of quarterly operating results for 2008 were the 17.3% growth in total assets since December 31, 2007, the corresponding increase in net interest income of $605,000 and an improvement in the efficiency ratio of the Bank. The improvement in the year-to-date results for 2008 was attributable to an increase in net interest income of $1.1 million, an increase in other non-interest income of $184,000 and a decrease in salaries and benefits expense of $135,000. These factors more than offset the effects of the decline in the Company’s net interest margin.
The Company recorded a provision for loan losses of $330,000 in the third quarter of 2008 as compared to $250,000 recorded for the third quarter of 2007. The increase in the provision for loan losses in 2008 is primarily due to the continued and sustained corporate and retail loan growth rather than deterioration of credit quality. Annualized net loan charge-offs as a percentage of average loans totaled 4 basis points for the first nine months of 2008 as compared to 1 basis point in 2007.
The Company’s net interest margin decreased to 2.53% for the first nine months of 2008 from 2.78% for the first nine months of 2007. The decrease in the net interest margin is caused by assets repricing lower more quickly than liabilities as the general level of interest rates fall. This downward pressure on margins has been offset in part by a shift in the mix of assets as higher yielding loans replace investments.

Total assets increased by $107.6 million from December 31, 2007 to $729.2 million as of September 30, 2008. The 2008 increase reflected both sustained, local loan growth and an increase in the investment portfolio.
As of September 30, 2008, loans totaled $437.0 million, an increase of $78.9 million from December 31, 2007. The corporate loan portfolio increased by $52.5 million in the first nine months while the retail loan portfolio increased by $26.4 million over the same period.
As of September 30, 2008, non-performing loans totaled $618,000 while the $5.5 million allowance for loan losses, as a proportion of total loans, equaled 1.27% as compared to $1.5 million, $4.8 million and 1.34%, respectively, as of December 31, 2007. Non-performing assets totaled $1.6 million and $1.5 million as of September 30, 2008 and December 31, 2007, respectively. Total loan delinquencies under 90 days as of September 30, 2008, totaled less than $600,000.
Total deposits of $400.4 million as of September 30, 2008, increased $78.3 million from December 31, 2007. The Bank’s focus on attracting and retaining core deposits has produced favorable results in 2008. Money market and savings accounts increased by $36.7 million during the first nine months of 2008 and certificates of deposit increased by $42.6 million, of which $27.4 million came from increased brokered certificates of deposit, over the same period. Total borrowed funds increased during the first nine months of 2008 by $37.5 million or 15.9% and totaled $272.8 million as of September 30, 2008. The increase in total borrowed funds and deposits was used to support the Company’s balance sheet growth.
The Company also announced today a quarterly cash dividend of $0.15 per share to be paid on November 21, 2008 to shareholders of record as of November 6, 2008. This dividend represents a 5.2% annualized dividend yield based on the closing stock price of $11.57 on October 22, 2008.
Under the previously approved common stock repurchase program, the Company has repurchased 154,976 shares, or approximately 3% of the Company’s outstanding common stock, at an average cost of $16.12 per share. As a result of the other-than-temporary impairment charge recorded in the third quarter of 2008, the Company has suspended its stock repurchase program until further notice. There were no stock repurchases during the third quarter of 2008 and the Company has not placed any time limit on the repurchase program. The Company and the Bank continue to be “well-capitalized” at September 30, 2008.
Press releases and SEC filings can be viewed on the internet at our website www.RiverBk.com/press-main.html or www.RiverBk.com/stockholder-info.html, respectively.
LSB Corporation is a Massachusetts corporation that conducts all of its operations through its sole subsidiary, River Bank (the “Bank”). The Bank offers a range of commercial and consumer loan and deposit products and is headquartered at 30 Massachusetts Avenue, North Andover, Massachusetts, approximately 25 miles north of Boston. River Bank operates 5 full-service banking offices in Massachusetts in Andover, Lawrence, Methuen (2) and North Andover and 1 full-service banking office in Salem, New Hampshire. The Bank has obtained all regulatory approvals to establish a new full-service banking office in Derry, New Hampshire and expects to open in the latter part of 2008.
The reader is cautioned that this press release may contain certain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are expressions of management’s expectations as of the date of this press release regarding future events or trends and which do not relate to historical matters. Such expectations may or may not be realized, depending on a number of variable factors, including but not limited to, changes in interest rates, changes in real estate valuations, general economic conditions (either nationally or regionally), regulatory considerations and competition. For more information about these factors, please see our recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q on file with the SEC, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. As a result of such risk factors and uncertainties, the Company’s actual results may differ materially from such forward-looking statements. The Company does not undertake and specifically disclaims any obligation to publicly release updates or revisions to any such forward-looking statements as a result of new information, future events or otherwise.

LSB Corporation
Select Financial Data
(unaudited)

	Three months ended		Nine months ended
(For the periods ended)	Sept. 30, 2008	Sept. 30, 2007	Sept. 30, 2008	Sept. 30, 2007
Performance ratios (annualized):
Efficiency ratio	59.96%	65.91%	62.34%	67.40%
Return (loss) on average assets	(4.57%)	0.69%	(1.25%)	0.62%
Return (loss) on average stockholders equity	(57.08%)	7.06%	(14.30%)	6.03%
Net interest margin	2.54%	2.66%	2.53%	2.78%
Interest rate spread (int. bearing only)	2.21%	2.16%	2.15%	2.23%

Dividends paid per share during period	$0.15	$0.14	$0.43	$0.42

(At)		Sept. 30, 2008	Dec. 31, 2007	Sept. 30, 2007
	“Well Capitalized”
	Minimums
Capital Ratios:
Stockholders’ equity to total assets	N/A	7.02%	9.70%	9.67%
RiverBank Tier 1 leverage ratio	5.0%	7.36%	9.49%	9.87%

Risk-Based Capital Ratio:
LSB Corporation Tier 1 risk-based	6.0%	10.62%	13.45%	13.99%
RiverBank Tier 1 risk-based	6.0%	10.47%	13.14%	13.79%
RiverBank total risk-based	10.0%	11.57%	14.22%	14.90%

Asset Quality:
Allowance for loan losses as a percent of total loans		1.27%	1.34%	1.36%
Allowance as a percent of non-performing loans		895.63%	315.62%	1388.63%
Non-performing loans as a percent of total loans		0.14%	0.43%	0.10%
Non-performing assets as a percent of total assets		0.21%	0.24%	0.06%

Per Share Data:
Book value per share		$11.47	$13.35	$12.94
Tangible book value per share		$11.37	$13.26	$13.16
(excludes accumulated other comp. income or loss)
Reconciliation Table — Non-GAAP Financial Information
(unaudited)

	Three months ended		Nine months ended
(For the periods ended)	Sept. 30, 2008	Sept. 30, 2007	Sept. 30, 2008	Sept. 30, 2007
Net income (loss) per GAAP	$(8,250)	$1,032	$(6,391)	$2,628
Add: Impairment of investments	9,383	—	9,383	—

Net operating earnings (non-GAAP)	$1,133	$1,032	$2,992	$2,628

Diluted net operating earnings per share	$0.25	$0.22	$0.67	$0.57
Return on average assets	0.63%	0.69%	0.58%	0.62%
Return on average stockholders’ equity	7.84%	7.06%	6.69%	6.03%

LSB CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)
(unaudited)

(At)	Sept. 30, 2008	Dec. 31, 2007	Sept. 30, 2007

Retail loans	$130,147	$103,796	$98,995
Corporate loans	306,845	254,317	250,311

Total loans	436,992	358,113	349,306

Allowance for loan losses	(5,535)	(4,810)	(4,763)

Investments available for sale	242,256	230,596	215,747
FHLB stock	11,787	10,185	10,185

Total investments	254,043	240,781	225,932
Federal funds sold	13,617	56	10,294
Other assets	30,093	27,511	28,368

Total assets	$729,210	$621,651	$609,137

Core deposits	$185,482	$149,801	$153,005
Term deposits	214,879	172,282	173,612

Total deposits	400,361	322,083	326,617
Borrowed funds	272,803	235,351	219,649
Other liabilities	4,869	3,919	3,967

Total liabilities	678,033	561,353	550,233

Common stock	446	452	456
Additional paid-in capital	59,517	60,382	60,830
Retained loss	(9,245)	(934)	(1,392)
Accumulated other comprehensive income (loss)	459	398	(990)

Total stockholders’ equity	51,177	60,298	58,904

Total liabilities and stockholders’ equity	$729,210	$621,651	$609,137

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)
(unaudited)

	Three months ended		Nine months ended
(For the periods ended)	Sept. 30, 2008	Sept. 30, 2007	Sept. 30, 2008	Sept. 30, 2007

Interest income	$9,925	$9,100	$28,768	$25,704
Interest expense	5,482	5,262	16,212	14,249

Net interest income	4,443	3,838	12,556	11,455
Provision for loan losses	330	250	835	465

Net interest income after provision for loan losses	4,113	3,588	11,721	10,990
Impairment of investments	(9,383)	—	(9,383)	—
Settlement gains on pension	—	357	—	357
Other non-interest income	535	568	1,540	1,356
Salary & employee benefits expense	1,692	1,718	4,963	5,098
Other non-interest expense	1,293	1,186	3,825	3,537

Total non-interest expense	2,985	2,904	8,788	8,635
Net income (loss) before income taxes	(7,720)	1,609	(4,910)	4,068
Income tax expense (benefit)	530	577	1,481	1,440

Net income (loss)	$(8,250)	$1,032	$(6,391)	$2,628

Basic earnings (loss) per share	$(1.85)	$0.23	$(1.43)	$0.57
Diluted earnings (loss) per share	$(1.85)	$0.22	$(1.42)	$0.57

End of period shares outstanding	4,461,441	4,550,961	4,461,441	4,550,961

Average shares outstanding:

Basic	4,456,821	4,573,371	4,469,884	4,591,186

Diluted	4,469,482	4,599,329	4,489,765	4,619,416